Exhibit 5.1

Faegre Baker Daniels LLP

600 East 96th Street Suite 600

Indianapolis Indiana 46240-3789

Phone +1 317 569 9600

Fax +1 317 569 4800

March 19, 2015

Zimmer Holdings, Inc.

345 East Main Street

Warsaw, Indiana 46580

Ladies and Gentlemen:

We have acted as counsel for Zimmer Holdings, Inc., a Delaware corporation (the “Issuer”), in connection with the issuance and sale by the Issuer of $7,650,000,000 aggregate principal amount of its senior unsecured notes (the “Notes”), consisting of: $500,000,000 aggregate principal amount of 1.450% notes due 2017, $1,150,000,000 aggregate principal amount of 2.000% notes due 2018, $1,500,000,000 aggregate principal amount of 2.700% notes due 2020, $750,000,000 aggregate principal amount of 3.150% notes due 2022, $2,000,000,000 aggregate principal amount of 3.550% notes due 2025, $500,000,000 aggregate principal amount of 4.250% notes due 2035, and $1,250,000,000 aggregate principal amount of 4.450% notes due 2045. In such capacity, we have prepared and/or reviewed:

(a) The Registration Statement on Form S-3, Registration Nos. 333-184791 (the “Registration Statement”), of the Issuer, and the Prospectus constituting a part thereof, dated November 6, 2012, relating to the issuance from time to time of debt securities of the Issuer pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “1933 Act”);

(b) The Prospectus Supplement, dated March 10, 2015, to the above-mentioned Prospectus, relating to the Notes and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 promulgated under the 1933 Act (the “Prospectus Supplement”);

(c) The Indenture, dated as of November 17, 2009 (the “Indenture”), between the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”);

(d) The Third Supplemental Indenture, dated as of March 19, 2015 (the “Supplemental Indenture”), between the Issuer and the Trustee, including the form of Notes attached thereto; and

(e) The Underwriting Agreement dated as of March 10, 2015, among the Issuer, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriting Agreement”).

Zimmer Holdings, Inc.	- 2 -	March 19, 2015

For purposes of this opinion letter, we have examined originals or copies, identified to our satisfaction, of such documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Issuer and of others, without any independent verification thereof.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Supplemental Indenture is a legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally; (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (c) the enforceability of forum selection clauses in the federal courts.

2. The Notes represent legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally; (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (c) the enforceability of forum selection clauses in the federal courts.

We express no opinion as to the enforceability of any provisions contained in the Supplemental Indenture for the Notes that constitute waivers which are prohibited by law prior to default.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission thereunder.

Yours very truly,

By:	/s/ Janelle Blankenship
Janelle Blankenship, Partner